Exhibit 99.1

        WORLD ACCEPTANCE CORPORATION REPORTS RECORD THIRD QUARTER RESULTS

    GREENVILLE, S.C., Jan. 25 /PRNewswire-FirstCall/ -- World Acceptance Corporation (Nasdaq: WRLD) today reported record financial results for its third fiscal quarter ended December 31, 2006.

    Net income for the third quarter rose 23.3% to $7.0 million compared with $5.7 million for the same quarter of the prior year. Net income per diluted share increased 30% to $0.39 compared with $0.30 for the same quarter of prior year. Total revenues for the quarter increased 20.8% to $74.1 million from $61.3 million for the prior year quarter.

    "Our record third quarter results benefited from strong loan demand during the quarter," stated Sandy McLean, CEO of World Acceptance Corporation. "Our third quarter is traditionally our busiest in terms of loan volume and new customer activity. This year was no exception. We experienced increase loan volume across our markets, including our offices in Mexico."

    Gross loans outstanding were $560.7 million at December 31, 2006, a 20.7% increase over the $464.4 million at December 31, 2005. Gross loans outstanding increased by $90.5 million, or 19.2%, over the balances at the beginning of the quarter. This compares with an increase in loans by $68.8 million, or 17.4%, during the third quarter of fiscal 2006. Loan volume increased 19.4% from $337.0 million in the third quarter 2006 to $438.4 in the third quarter 2007.

    "We continued to expand our markets in the third quarter. We acquired the loan receivables of Titan Finance in October that added 39 net new offices. In addition, we expanded our operations in Mexico to 12 offices. For the first three quarters of this fiscal year, we opened 68 offices and acquired 46 offices. Acquisitions accounted for $17.5 million in gross loans in the third quarter, up from $5.3 million in the third quarter of last year. Growth in Mexico accounted for $4.1 million in gross loans outstanding at the end of the quarter," continued Mr. McLean.

    Key return ratios for the third quarter included a 6.9% return on average assets (annualized) and an annualized return on average equity of 13.1%. Total general and administrative expenses as a percent of total revenues were 55.9%, an increase from the 54.5% during the third quarter of the prior fiscal year. The increase in general and administrative expenses was primarily due to higher personnel costs associated with the acquisitions and new offices opened compared with last year.

    Net charge-offs as a percent of average net loans on an annualized basis decreased to 15.8% during the quarter from 17.4% during the prior year quarter. Third quarter provision for loan loss increased 9.8% to $18.4 million compared with $16.7 million in the third quarter of last year.

    Nine-Month Results

    For the first nine months of the fiscal year, net income rose 31.5% to $26.9 million compared with $20.4 million in the first nine month of the prior fiscal year. Net income per diluted share rose 35.5% to $1.45, compared with $1.07, for the prior year nine-month period. Growth in per share income for both the third quarter and the nine months benefited from the Company repurchasing approximately 1 million shares.

    Total revenues for the first nine months of fiscal 2007 were $205.1 million, a 20.8% increase over the $169.8 million during the corresponding period of the previous year. Net charge-offs as a percent of average net loans were 13.8% compared with 15.8% during the prior year nine month period.

    During the first nine months of the fiscal year, the Company opened 68 offices, acquired 46 offices and merged or closed 4 offices, leaving a total of 731 offices at December 31, 2006.

    About World Acceptance Corporation

    World Acceptance Corporation is one of the largest small-loan consumer finance companies, operating 731 offices in eleven states and Mexico. It is also the parent company of ParaData Financial Systems, a provider of computer software solutions for the consumer finance industry.

    Third Quarter Conference Call

    The senior management of World Acceptance Corporation will be discussing these results in its quarterly conference call to be held at 10:00 a.m. Eastern time today. Interested parties may participate in this call by dialing 1-800-946-0719. A simulcast of the conference call is also available on the Internet at www.streetevents.com and www.vcall.com. The call will be available for replay on the Internet for approximately 30 days.

    This press release may contain various "forward-looking statements" within the meaning of Section 27A of the Securities Exchange Act of 1934, as amended, that represent the Company's expectations or beliefs concerning future events. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties. Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include changes in the timing and amount of revenues that may be recognized by the Company, changes in current revenue and expense trends (including trends affecting charge-offs), changes in the Company's markets and changes in the economy (particular in the markets served by the Company). Such factors are discussed in greater detail in the Company's filings with the Securities and Exchange Commission. World Acceptance Corporation is not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.

                          World Acceptance Corporation
                      Consolidated Statements of Operations
             (unaudited and in thousands, except per share amounts)

                                       Three Months Ended             Nine Months Ended
                                           December 31,                  December 31,
                                   ---------------------------   ---------------------------
                                       2006           2005           2006           2005
                                   ------------   ------------   ------------   ------------
Interest & fees                    $     63,509   $     52,380   $    176,795   $    145,722
Insurance & other                        10,593          8,939         28,352         24,109
                                   ------------   ------------   ------------   ------------
  Total revenues                         74,102         61,319        205,147        169,831
Expenses:
  Provision for
   loan losses                           18,365         16,726         43,345         39,397
  General and administrative
   expenses
     Personnel                           25,778         20,285         73,044         59,500
     Occupancy & equipment                4,439          3,640         12,769         10,405
     Data processing                        571            512          1,621          1,524
     Advertising                          4,734          3,964          8,418          7,262
     Intangible amortization                683            709          2,219          2,125
     Other                                5,254          4,305         13,524         11,970
                                   ------------   ------------   ------------   ------------
                                         41,459         33,415        111,595         92,786
  Interest expense                        2,823          2,142          6,994          5,070
                                   ------------   ------------   ------------   ------------
     Total expenses                      62,647         52,283        161,934        137,253
                                   ------------   ------------   ------------   ------------
Income before taxes                      11,455          9,036         43,213         32,578
Income taxes                              4,444          3,350         16,354         12,150
                                   ------------   ------------   ------------   ------------
Net income                         $      7,011   $      5,686   $     26,859   $     20,428
                                   ============   ============   ============   ============
Diluted earnings
 per share                         $       0.39   $       0.30   $       1.45   $       1.07
                                   ============   ============   ============   ============
Diluted weighted average
 shares outstanding                      17,950         18,896         18,547         19,174
                                   ============   ============   ============   ============

                           Consolidated Balance Sheets
                          (unaudited and in thousands)

                                   December 31,     March 31,    December 31,
                                       2006           2006           2005
                                   ------------   ------------   ------------
     ASSETS
Cash                               $      7,121   $      4,034   $      5,169
Gross loans receivable                  560,742        416,302        464,391
  Less: Unearned interest & fees       (144,522)      (103,556)      (117,922)
  Allowance for loan losses             (30,715)       (22,717)       (25,471)
                                   ------------   ------------   ------------
     Loans receivable, net              385,505        290,029        320,998
Property and equipment, net              13,880         11,040         10,892
Deferred tax benefit                     11,847          3,898          3,415
Goodwill                                  5,021          4,715          4,716
Intangibles                              11,624         12,146         12,667
Other assets                             11,481          6,922          5,810
                                   ------------   ------------   ------------
                                   $    446,479   $    332,784   $    363,667
                                   ============   ============   ============
   LIABILITIES AND
SHAREHOLDERS' EQUITY
Liabilities:
  Notes payable                         236,900        100,600        160,200
  Income tax payable                          -          6,778              -
  Accounts payable and
   accrued expenses                      15,468         14,976         11,385
                                   ------------   ------------   ------------
     Total liabilities                  252,368        122,354        171,585
Shareholders' equity                    194,111        210,430        192,082
                                   ------------   ------------   ------------
                                   $    446,479   $    332,784   $    363,667
                                   ============   ============   ============

                        Selected Consolidated Statistics
                             (dollars in thousands)

                                       Three Months Ended             Nine Months Ended
                                           December 31,                  December 31,
                                   ---------------------------   ---------------------------
                                       2006           2005           2006           2005
                                   ------------   ------------   ------------   ------------
Expenses as a percent of
 total revenues:
  Provision for loan losses                24.8%          27.3%          21.1%          23.2%
  General and
   administrative expenses                 55.9%          54.5%          54.4%          54.6%
  Interest expense                          3.8%           3.5%           3.4%           3.0%
Average gross
 loans receivable                  $    511,916   $    422,446   $    471,002   $    389,107
Average loans
 receivable                        $    380,487   $    316,157   $    350,892   $    292,726
Loan volume                        $    438,366   $    366,996   $  1,128,259   $    954,325
Net charge-offs as
percent of average loans                   15.8%          17.4%          13.8%          15.8%
Return on average assets                    6.9%           6.6%           9.5%           8.5%
Return on average equity                   13.1%          12.0%          16.6%          14.4%
Offices opened (closed)
 during the period, net                      53              8            111             40
Offices open at end of period               731            619            731            619

SOURCE  World Acceptance Corporation
    -0-                             01/25/2007
    /CONTACT: Kelly Malson Snape, Chief Financial Officer for World Acceptance Corporation, +1-864-298-9800 /
    (WRLD)